Exhibit 99.1

Pharmasset Commences Dosing R7128 Cohorts 3 and 4 for the Treatment of Chronic Hepatitis C

- Two 4-week cohorts will evaluate R7128 1000mg BID in HCV genotype 1 treatment-naive patients and R7128 1500mg BID in HCV genotypes 2 or 3 treatment-experienced patients -

PRINCETON, N.J., May 14, 2008 /PRNewswire-FirstCall via COMTEX News Network/ — Pharmasset, Inc. (Nasdaq: VRUS) has commenced dosing two additional cohorts of a 4-week Phase 1 study of R7128 in combination with Pegasys® (peginterferon alfa-2a) plus Copegus® (ribavirin) in both treatment-naive and treatment-experienced patients chronically-infected with hepatitis C virus (HCV) genotypes 1, 2 and 3. R7128, a prodrug of PSI-6130, is a nucleoside analogue polymerase inhibitor of HCV that is being developed through Pharmasset’s collaboration with Roche.

The purpose of this 4-week study is to evaluate the safety, tolerability, pharmacokinetics and antiviral activity of R7128 in the clinically-relevant setting of combination therapy for chronic HCV infection. The previously planned Cohort 3 will continue dose-exploration with administration of R7128 1000mg twice-daily (BID) in treatment-naive patients with HCV genotype 1. Cohort 4 will evaluate R7128 1500mg BID administered in combination with Pegasys plus Copegus in treatment-experienced patients with genotypes 2 or 3 who did not achieve a sustained virologic response (SVR) with previous interferon-based therapy.

There will be 25 patients in each dose cohort with 20 patients randomized to receive R7128 and 5 patients randomized to receive placebo. After completing 4 weeks of the triple combination regimen and a follow-up period of 4 weeks of Pegasys plus Copegus, patients will receive an additional 16 to 40 weeks of open-label dosing of Pegasys plus Copegus under a separate protocol to complete the standard of care regimen for each genotype. Preliminary safety and antiviral activity data from the 4-week combination treatment period are anticipated during the third quarter of 2008.

“Based on our pharmacokinetic modeling, we believe that the R7128 1000mg BID combination dosing regimen in Cohort 3 may be able to achieve similar antiviral responses as were demonstrated with R7128 1500mg BID in Cohort 2,” stated Dr. Michelle Berrey, Pharmasset’s Chief Medical Officer. “Cohort 4 will be the first administration of R7128 in patients with HCV genotypes 2 or 3, and thus will serve as proof-of-concept for this population who we believe represent an area of great unmet medical need. If R7128 shows activity in HCV genotype 2 or 3 patients, this would demonstrate a distinct clinical attribute of nucleoside polymerase inhibitors.”

Please see www.clinicaltrials.gov or e-mail clinicaltrials@pharmasset.com for more information.

About R7128

R7128 is being developed for the treatment of chronic HCV infection. R7128 is a prodrug of PSI-6130, a cytidine nucleoside analog inhibitor of HCV RNA polymerase. A prodrug is a chemically modified form of a molecule designed to enhance the absorption, distribution and metabolic properties of that molecule. Results from a Phase 1 oral single ascending dose study of R7128 in 46 healthy male volunteers showed that R7128 was generally well tolerated with no serious adverse events in doses up to 9000 mg.

In a Phase 1 study, R7128 demonstrated potent, dose-dependent antiviral activity across four genotype 1 prior treatment-failure patient cohorts (n=40) receiving 750 mg or 1500 mg administered either once-daily or twice-daily for 14 days as monotherapy. The greatest mean decrease in HCV RNA from baseline was demonstrated in the patient cohort that received 1500 mg twice-daily, the highest dose of R7128 administered in the study. These patients demonstrated a mean 2.7 log10 IU/mL (>99%) decrease in HCV RNA. There was no evidence of the development of viral resistance in any dose cohort after 14 days of dosing.

In a 4-week Phase 1 combination study that was conducted in 50 treatment-naive patients chronically infected with HCV genotype 1, R7128 demonstrated potent short-term antiviral activity and was generally safe and well tolerated. Eighty-five percent (85%) of patients receiving R7128 1500mg twice-daily (BID) with Pegasys plus Copegus for 4 weeks achieved undetectable HCV RNA levels with safety and tolerability comparable to placebo with Pegasys plus Copegus.

About Hepatitis C

Hepatitis C is a blood-borne infectious disease of the liver and is a leading cause of chronic liver disease and liver transplants. The WHO estimates that nearly 180 million people worldwide, or approximately 3% of the world's population, are infected with hepatitis C virus (HCV). The CDC has reported that almost four million people in the United States have been infected with HCV, of whom 2.7 million are chronically infected.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis B virus (HBV), hepatitis C virus (HCV) and human immunodeficiency virus (HIV).

Pharmasset is currently developing three product candidates. Clevudine, for the treatment of chronic HBV infection, is enrolling Phase 3 clinical trials for registration in North, Central and South America and Europe. Clevudine is already approved for HBV in South Korea and marketed by Bukwang Pharmaceuticals in South Korea under the brand name Levovir. R7128, an oral treatment for chronic HCV infection, is in a 4-week Phase 1 clinical trial in combination with Pegasys® plus Copegus® through a strategic collaboration with Roche. Racivir, which is being developed for the treatment of HIV in combination with other approved HIV drugs, has completed a Phase 2 clinical trial.

Pegasys® and Copegus® are registered trademarks of Roche.

Contact

Alan Roemer, Vice President

Investor Relations & Corporate Communications

alan.roemer@pharmasset.com

Office: (609) 613-4125

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that adverse events could cause the cessation or delay of any of the ongoing or planned clinical trials (including, without limitation, the two additional cohorts of our ongoing Phase 1 clinical trial of R7128) and/or our development of our product candidates, the risk that R7128 shows no activity in HCV genotype 2 or 3 patients, the risk that we cannot enroll enough patients for the Phase 3 registration clinical trial for clevudine, the risk that our collaboration with Roche will not continue or will not be successful and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.

SOURCE Pharmasset, Inc.

http://www.pharmasset.com

Copyright © 2008 PR Newswire. All rights reserved

News Provided by COMTEX